Exhibit 2.1

FILED
Secretary of State
State of California
A0900493
Filing Number
08/24/2021
Filing Date

Certified Copy	I hereby certify that the following transcript of 26 page(s) is a full, true, and correct	08/30/2021	/s/ SHIRLEY N. WEBER	SHIRLEY N. WEBER, Ph.D
	Copy of the original record in the custody of the California Secretary of State’s office.	Certification Date		Secretary of State

CERTIFICATE

OF

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HAMMITT, INC.

The undersigned certify that:

1.            They are the Chief Executive Officer and Secretary, respectively, of Hammitt, Inc., a California corporation (the “Corporation”), with the California Entity Number C3127282.

2.            The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as set forth in Exhibit A hereto, entitled “Fourth Amended and Restated Articles of Incorporation of Hammitt, Inc., a California corporation”, and which is incorporated by reference as if fully set forth in this certificate.

3.            The foregoing Fourth Amended and Restated Articles of Incorporation has been duly approved by the board of directors of the Corporation.

4.            The foregoing Fourth Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has five classes of shares. The total number of issued and outstanding voting shares of the corporation is 1,052,198 shares of Class A Common Stock (voting), 1,052,198 shares of Class B Common Stock (non-voting), 9,469,783 shares of Class C Common Stock (voting), 2,660,650 shares of Class A Preferred Stock, and 1,172,471 shares of Class B Preferred Stock. The number of shares voting in favor of the amendment exceeded the vote required, in that the affirmative vote of a majority of each class was required for approval of the amendment and the amendment was approved by majority vote of each class of outstanding shares.

Each of the undersigned declares under penalty of perjury that the matters set forth above are true and correct and of his own knowledge and that this declaration was executed the 17th day of August 2021 at Hermosa Beach, California.

/s/ Andrew Forbes
Andrew Forbes, Chief Executive Officer

/s/ Anthony J. Drockton
Anthony J. Drockton, Chairman and Secretary

EXHIBIT A

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HAMMITT, INC.

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HAMMITT, INC.

a California corporation

FIRST: The name of this corporation is Hammitt, Inc. (the “Corporation”).

SECOND: Omitted

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 117,000,000 shares of Class A Common Stock, no par value per share (“Class A Common Stock”), (ii) 153,600,000 shares of Class B Common Stock, no par value per share (“Class B Common Stock”) and 57,000,000 shares of Class C Common Stock, no par value per share (“Class C Common Stock”) together with Class A and Class B Common Stock, “Common Stock”) and (iii) 30,000,000 shares of Preferred Stock, no par value per share (“Preferred Stock”), of which 15,963,900 are designated as Class A Preferred Stock and 7,200,000 are designated as Class B Preferred Stock. Additional Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to designate and fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preference, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

Upon the date of filing of this Fourth Amended and Restated Articles of Incorporation with the California Secretary of State (the “Effective Date”) each one (1) of the outstanding shares of Class A Common Stock shall be split into six (6) shares of Class A Common Stock, each one (1) of the outstanding shares of Class B Common Stock shall be split into six (6) shares of Class B Common Stock, each one (1) of the outstanding shares of Class C Common Stock shall be split into six (6) shares of Class C Common Stock, each one (1) of the outstanding shares of Class A Preferred Stock shall be split into six (6) shares of Class A Preferred Stock, and each one (1) of the outstanding shares of Class B Preferred Stock shall be split into six (6) shares of Class B Preferred Stock (the “6:1 Stock Split”). 1,052,198 Class A Common Stock are currently outstanding, so upon filing, there were be 6,313,188 Class A Common Stock outstanding. 1,052,198 Class B Common Stock are currently outstanding, so upon filing, there were be 6,313,188 Class B Common Stock outstanding. 9,469,783 Class C Common Stock are currently outstanding, so upon filing, there were be 56,818,698 Class C Common Stock outstanding. 2,660,650 Class A Preferred Stock are currently outstanding, so upon filing, there were be 15,963,900 Class A Preferred Stock outstanding. 1,172,471 Class B Preferred Stock are currently outstanding, so upon filing, there were be 7,034,826 Class B Preferred Stock outstanding.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. Except as otherwise required by law, the Class A Common Stock, Class B Common Stock, and Class C Common Stock shall have identical rights, powers and preferences, including rights to dividends and in liquidation; provided, however, except as required by law, (i) the Class B Common Stock shall not have any right to vote with respect to any matter upon which any shareholders are entitled to vote or upon which shareholders are entitled to execute a written consent without holding a meeting nor be entitled to notice of shareholder meetings, and (ii) the Class C Common Stock shall have the right to three (3) votes per share with respect to any matter upon which shareholders are entitled to vote or upon which shareholders are entitled to execute a written consent without holding a meeting.

2.            Voting. The holders of the Common Stock are entitled to one vote for each share of Class A Common Stock held and/or three votes for each share of Class C Common Stock held at all meetings of shareholders (and written actions in lieu of meetings).

3.            Class A Common Stock. Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and non-assessable share of Class B Common Stock.

4.            Class C Common Stock. Other than the voting rights described above, the Class C Common Stock shall have all of the rights, powers, preferences, obligations and limitations of Class A Common Stock, except as follows:

4.1            The shares of Class C Common Stock shall not be assignable or transferable without first converting into Class A Common Stock, except by will or by the laws of descent and distribution.

4.2            Each share of Class C Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and non-assessable share of Class A Common Stock.

B.            PREFERRED STOCK

Of the 30,000,000 shares of the Preferred Stock of the Corporation 15,963,900 shares are designated “Class A Preferred Stock” and 7,200,000 shares are hereby designated “Class B Preferred Stock.” The Class A Preferred Stock and Class B Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Four refer to sections and subsections of Part B of this Article Four.

1.            Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in these Articles) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on any class of Common Stock or any class or series that is convertible into Common Stock, that dividend per share of each class of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock and (B) the number of shares of Class A Common Stock issuable upon conversion of a share of such Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price of such class of Preferred Stock (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Class A Preferred Stock and Class B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Class A Preferred Stock dividend and highest Class B Preferred Stock dividend. The “Original Issue Price” for Class A Preferred Stock shall mean $0.1320 per share and the “Original Issue Price” for Class B Preferred Stock shall mean $0.2203 per share, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class of Preferred Stock.

2.            Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1            Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to shareholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (a) with respect to the Class A Preferred Stock, the greater of (i) two (2) times the Class A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Class A Preferred Stock been converted into Class A Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Class A Liquidation Amount”): and (b) with respect to the Class B Preferred Stock, the greater of (i) the Class B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Class B Preferred Stock been converted into Class A Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Class B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of each class of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2            Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Class A Liquidation Amounts and all Class B Liquidation Amounts required to be paid to the holders of shares of Class A Preferred Stock and Class B Preferred Stock, the remaining assets of the Corporation available for distribution to its shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3            Deemed Liquidation Events.

2.3.1            Definition. A merger or consolidation (other than one in which shareholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation shall be considered a “Deemed Liquidation Event” unless the holders of at least 80% of the outstanding shares of each class of Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least forty-five (45) days prior to the effective date of any such event.

2.3.2            Effecting a Deemed Liquidation Event.

(a)            The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)            In the event of a Deemed Liquidation Event other than pursuant to a Merger Agreement, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Class A Preferred Stock and/or Class B Preferred Stock, and (iii) if the holders of at least 80% of the then outstanding shares of a class of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by California law governing distributions to shareholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of such class of Preferred Stock at a price per share equal to the Liquidation Amount for such class of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock requesting redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in accordance with these Articles and California law governing distributions to shareholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3            Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the approval of the Class A Preferred Director (as defined herein).

2.3.4            Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the shareholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the shareholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.            Voting.

3.1            General. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of such class of Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of these Articles, holders of Preferred Stock shall vote together with the holders of Class A Common Stock and Class C Common Stock (“Voting Common Stock”) as a single class as if all Preferred Stock were converted into Class A Common Stock in accordance with their respective terms.

3.2            Election of Directors. The holders of record of the shares of Class A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Class A Preferred Director”). The holders of record of the shares of Voting Common Stock voting together as a single class, shall be entitled to elect two (2) directors of the Corporation. The holders of record of the shares Preferred Stock and Voting Common Stock, voting together as a single class, shall be entitled to the balance of the total number of directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders. If the holders of shares of Class A Preferred Stock or Voting Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Class A Preferred Stock or Voting Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the shareholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3            Class A Preferred Stock Protective Provisions. For so long as the outstanding shares of Class A Preferred Stock (including any Class A Preferred that has been converted to common stock) represent no less than five percent (5%) of the outstanding stock of the Corporation, computed on a fully diluted and as converted basis, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or these Articles) the written consent or affirmative vote of a majority of the shares of the Class A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; provided that such consent of the Class A Preferred Stock shall not be required and shall be deemed to be waived if the Class A Preferred Director votes in favor of approving such action pursuant to a unanimous written consent of directors or a vote of directors at a duly held meeting.

3.3.1            undertake any material acquisition by the Corporation, whether through an asset purchase, purchase of ownership interests, merger, consolidation or any similar transaction;

3.3.2            incur any additional indebtedness for borrowed money of the Corporation (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) in excess of an aggregate of one million dollars ($1,000,000) with a pledge of any assets of the Corporation as collateral therefor;

3.3.3            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.3.4            amend, alter or repeal any provision of these Articles or Bylaws of the Corporation;

3.3.5            create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock having or convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Class A Preferred, or increase the authorized number of shares of Class A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

3.3.6            (i) reclassify, alter or amend any existing security of the Corporation to be pari passu with the Class A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Class A Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Class A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Class A Preferred Stock in respect of any such right, preference or privilege;

3.3.7            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Class A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) the repurchase of shares of Common Stock pursuant to agreements in effect as of the date hereof and up to an aggregate of an additional five percent (5%) of the outstanding stock of the Corporation (computed on a fully diluted and as converted basis) from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events at no greater than (A) cost or (B) fair market value, as provided in such agreement or (iv) as approved by the Board of Directors, including the approval of the Class A Preferred Director;

3.3.8            create, or authorize the creation of, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any such debt security lien, security interest or other indebtedness for borrowed money, unless such debt security has received the prior approval of the Board of Directors, including the approval of the Class A Preferred Director;

3.3.9            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.10 increase or decrease the authorized number of directors constituting the Board of Directors;

3.3.11 any material change in the primary business of the Corporation;

3.3.12 the initiation or settlement of any lawsuit, claim or other legal proceeding in excess of $25,000;

3.3.13 file a plan for a voluntary bankruptcy or voluntarily initiating any other insolvency proceedings; or

3.3.14 lend money over one hundred thousand dollars ($100,000) or guaranteeing the indebtedness of any other person.

3.4            Class B Preferred Stock Protective Provisions. For so long as at least 2,700,000 shares of Class B Preferred Stock (as adjusted for stock dividends, splits, combinations and similar events, and including any Class B Preferred that has been converted to common stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or these Articles) the written consent or affirmative vote of a majority of the shares of Class B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.4.1            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.4.2            amend, alter or repeal any provision of these Articles or Bylaws of the Corporation;

3.4.3            create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock having or convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Class B Preferred, or increase the authorized number of shares of Class B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

3.4.4            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.4.5            effect any material change in the primary business of the Corporation; or

3.4.6            file a plan for a voluntary bankruptcy or voluntarily initiating any other insolvency proceedings.

4.            Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1            Right to Convert.

4.1.1            Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by (a) in the case of Class A Preferred Stock, dividing the Class A Original Issue Price by the Class A Conversion Price (as defined below) in effect at the time of conversion, and (b) in the case of Class B Preferred Stock, dividing the Class B Original Issue Price by the Class B Conversion Price (as defined below) in effect at the time of conversion. The “Class A Conversion Price” shall initially be equal to $0.1320 and the “Class B Conversion Price” shall initially be equal to $0.2203. Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.1.2            Termination of Conversion Rights. In the event of a notice of redemption of any shares of Class A Preferred Stock or Class B Preferred Stock pursuant to Section 6, the Conversion Rights of such shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of such class of Preferred Stock.

4.2            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of a class of Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

4.3            Mechanics of Conversion.

4.3.1            Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class A Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Class A Preferred Stock or Class B Preferred Stock, as applicable (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for such class of stock) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for such class of Preferred Stock (or at the principal office of the Corporation if the Corporation selves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation selves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (ii) pay all declared but unpaid dividends on such shares of Preferred Stock converted.

4.3.2            Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles. Before taking any action which would cause an adjustment reducing the Conversion Price of any Preferred Stock below the then par value of the shares of Class A Common Stock issuable upon conversion of such class of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price for such class of Preferred Stock.

4.3.3            Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series or class, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of such class of Preferred Stock accordingly.

4.3.4            No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on such class of Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

4.3.5            Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of any Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4            Adjustments to Conversion Prices for Diluting Issues.

4.4.1            Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)            “Class A Original Issue Date” shall mean the date on which the first share of Class A Preferred Stock was issued.

(c)            “Class B Original Issue Date” shall mean the date on which the first share of Class B Preferred Stock was issued.

(d)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(e)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Class A Original Issue Date or the Class B Original Issue Date, as applicable, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)            shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Class A Preferred Stock or Class B Preferred Stock, as applicable;

(ii)            shares of Common Stock or other securities issued upon the conversion of any debenture, warrant, option, or other convertible security;

(iii)            shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iv)            shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement currently in effect or subsequently approved by the Board of Directors of the Corporation;

(v)            shares of Common Stock, Options or Convertible Securities issued to banks or to real property lessors, pursuant to a debt financing or leasing transaction approved by the Board of Directors of the Corporation; or

(vi)            shares of Common Stock, Options or Convertible Securities issued to major suppliers in exchange for trade concessions approved by the Board of Directors of the Corporation.

4.4.2            No Adjustment of Conversion Prices. No adjustment in the Conversion Price of any Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3            Deemed Issue of Additional Shares of Common Stock.

(a)            If the Corporation at any time or from time to time after the Class A Original Issue Date, in the case of an adjustment to the Class A Conversion Prices, and Class B Original Issue Date, in the case of an adjustment to the Class B Conversion Prices shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Class A Conversion Price or Class B Conversion Price, as applicable computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Class A Conversion Price or Class A Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) the Conversion Price for such class of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such class of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Class A or Class B Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Class A or Class B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Class A Original Issue Date or Class B Original Issue Date, as applicable), are revised after the Class A Original Issue Date or Class B Original Issue Date, as applicable, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Class A Conversion Price or Class B Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to such Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4            Adjustment of a Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Class A Original Issue Date or Class B Original Issue Date, as applicable, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Class A Conversion Price and/or Class B Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Class A Conversion Price and/or Class B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest [one-hundredth of a cent]) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)            “CP2” shall mean the Conversion Price for the applicable class (Class A Conversion Price or Class B Conversion Price) in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b)            “CP1” shall mean the Conversion Price for the applicable class (Class A or Class B) in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c)            “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Class A Preferred Stock and Class B Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)            “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)            “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5            Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)            Cash and Property: Such consideration shall:

(i)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)            Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)            The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6            Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the respective Conversion Prices pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5            Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Class A Original Issue Date or Class B Original Issue Date, as applicable, effect a subdivision of the outstanding Class A Common Stock, the Class A Conversion Price or Class B Original Issue Date, as applicable, in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine the outstanding shares of Class A Common Stock, the Class A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class A Original Issue Date or Class B Original Issue Date, as applicable, shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of the applicable class of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such class of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such class of Preferred Stock had been converted into Common Stock on the date of such event.

4.7        Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class A Original Issue Date or Class B Original Issue Date, as applicable, shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Class A Preferred Stock and/or Class B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8        Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Class A Preferred Stock or Class B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Preferred Stock and/or Class B Preferred Stock, as applicable, shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of such class of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such class of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Class A or Class B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A or Class B Preferred Stock.

4.9        Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such class of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price for such Preferred Stock then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

4.10      Notice of Record Date. In the event:

(a)         the Corporation shall take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)         of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of each class of Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to each class of Preferred Stock and Class A Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.            Mandatory Conversion.

5.1        Class A Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $0.6601 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace (a “Qualified Registered Offering”) approved the Board of Directors, including the approval of the Class A Preferred Director, or (b) upon the written consent of holders of 50% of the Class A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Class A Conversion Time”), then (i) all outstanding shares of Class A Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.

5.2        Class B Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.1017 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), in a Qualified Registered Offering approved the Board of Directors, or (b) upon the written consent of holders of 50% of the Class B Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Class B Conversion Time”), then (i) all outstanding shares of Class B Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.

5.3        Procedural Requirements. All holders of record of shares of the applicable class of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the class of Preferred Stock to be converted in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1 or Subsection 5.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time for such class of Preferred Stock (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.3. As soon as practicable after the Mandatory Class A Conversion Time or Mandatory Class B Conversion Time, as applicable, and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for converted Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of such Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.            Redemption.

6.1        General. Unless prohibited by California law governing distributions to shareholders and subject to the right of any holder of Preferred Stock to elect to not have his/hers/its Preferred Stock redeemed, shares of Class A Preferred Stock shall be redeemable at the option of holders of at least 50% of the Class A Preferred Stock any time from the fifth anniversary of the initial issuance of Class A Preferred Stock at a price equal to two (2) times the Class A Original Issue Price (as adjusted for stock dividends, splits, combinations and similar events) plus all accrued but unpaid dividends (the “Class A Redemption Price”), and shares of Class B Preferred Stock shall be redeemable at the option of holders of at least 50% of the Class B Preferred Stock any time from the fifth anniversary of the initial issuance of Class B Preferred Stock at a price equal to the Class B Original Issue Price (as adjusted for stock dividends, splits, combinations and similar events) plus all accrued but unpaid dividends (the “Class B Redemption Price”): each payable in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after acceptance from the Requisite Holders of Class A and/or Class B Preferred Stock of written notice requesting redemption (the “Redemption Request”) of all shares of Class A and/or Class B Preferred Stock, as applicable. Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by California law governing distributions to shareholders. The date of each such installment provided in the Redemption Notice (as defined below) shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Class A Preferred Stock and/or Class B Preferred Stock, as applicable, owned by each holder, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Class A Preferred Stock and/or Class B Preferred Stock, as applicable, outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date California law governing distributions to shareholders prevents the Corporation from redeeming all shares of applicable Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. Shareholders not desiring to not participate in any such redemption must notify the Corporation in writing at least 30 days prior to the Redemption Date.

6.2        Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of each applicable class of Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a)        the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)         the Redemption Date and the Redemption Price;

(c)         the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)         for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3        Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4        Interest. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable government filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided; however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

6.5        Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.            Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.            Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of such class of Preferred Stock by the affirmative written consent or vote of the holders of at least 80% of the shares of such class of Preferred Stock then outstanding.

9.            Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by these Articles or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the Bylaws of the Corporation shall so require.

SEVENTH: Meetings of shareholders may be held within or without the State of California, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of California at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of California is amended after approval by the shareholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: The following indemnification provisions shall apply to the persons enumerated below.

1.            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys” fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, the Corporation is authorized to indemnify agents to the fullest extent permissible under California law.

2.            Prepayment of Expenses of Directors and Officers. Except to the extent limited or prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Ninth or otherwise.

3.            Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Ninth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.            Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation is authorized to indemnify agents to the fullest extent permissible under California law.

5.            Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.            Non-Exclusivity of Rights. The rights conferred on any person by this Article Ninth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Articles, the Bylaws of the Corporation, or any agreement, or pursuant to any vote of shareholders or disinterested directors or otherwise.

7.            Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.            Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Ninth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Ninth.

9.            Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

TENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class A Preferred Stock, Class B Preferred Stock or any partner, member, director, shareholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or holder of Class A Preferred Stock or Class B Preferred Stock of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in these Articles, the affirmative vote of the holders of at least 80% of the shares of Class A Preferred Stock the outstanding, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Tenth.

ELEVENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under these Articles from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under these Articles), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

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